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                                                                    Exhibit 23.1


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Toys "R" Us, Inc. for the registration of $250 million 6.875% Notes due 2006 and $500 million 7.625% Notes due 2011 and to the incorporation by reference therein of our report dated March 7, 2001, with respect to the consolidated financial statements of Toys "R" Us, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended February 3, 2001, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

New York, New York
November 20, 2001